Exhibit 10.3

MeetKai, Inc.

Development Agreement

This Development Agreement (this “Agreement”) is entered into as of July 12, 2024 (“Effective Date”), by and between MeetKai, Inc. (“MeetKai”), and RiskOn International, Inc. (“Customer”).

WHEREAS, the parties have executed a master services agreement (“MSA”) pursuant to which Customer is provided access to MeetKai’s hosted platform; and

WHEREAS, in connection with the MSA MeetKai will develop a website for Customer;

NOW THEREFORE, the parties agree as follows:

1.	Services.

1.1  Scope of Services.  MeetKai will perform the services and deliver the required deliverables as agreed to by the parties from time to time (such services, the “Services” and such deliverables, the “Deliverables”) as set forth in one or more SOW(s) (as defined below). Without limiting the foregoing, MeetKai will perform the Services and deliver the Deliverables in accordance with the schedule set forth in any statement of work that (i) references this Agreement, (ii) is signed by authorized representatives of both parties and (iii) sets forth, at a minimum, the services to be performed by MeetKai and the fees for such services (“Statement of Work” or “SOW”). In the event of a conflict between any term or condition of this Agreement and any term or condition of a Statement of Work, the term or condition of the applicable Statement of Work will govern if a Statement of Work expressly states that it is the intention of the parties to amend this Agreement.

1.2  Schedule; Schedule Defaults.  If at any time, it appears that MeetKai will not be able to complete the Services or any task on time. In the event MeetKai fails to achieve any of the specified delivery dates in a Statement of Work, such failure shall constitute a material breach of this Agreement. Notwithstanding the foregoing, MeetKai shall not be liable for delays caused by Customer or its agents.

1.3  Changes.

Customer may at any time request changes to the Services (or to the specifications for time or place of delivery) set forth in a Statement of Work that were not previously contemplated by the parties. If so, Customer will submit a written change order to MeetKai describing such changes in appropriate detail (a “Change Order Request”). MeetKai shall respond within 10 business days of its receipt of Customer’s Change Order Request.

If a Change Order Request does not require MeetKai to incur any additional material costs or expenses or cause an increase or decrease in the time or engineering resources required for performance of the Services, MeetKai will accept such Change Order Request. In the event a Change Order Request does require Meetkai to incur additional material costs or expenses or cause an increase or decrease in the time required for performance of the Services, then MeetKai will provide Customer with a good faith non-binding written assessment of such costs and expenses and the time required to perform the modifications required by the Change Order Request (a, “Change Order Request Response”). A Change Order Request, and Change Order Request Response, will only be effective once agreed to by the parties in a formal, executed Change Order.

2.	Method of Performing Services

2.1  Project Managers. Each party hereto will appoint and maintain at all times during the term of this Agreement, by notice to the other party, a project manager (the “Project Manager”) who will have authority to grant any approvals called for under this Agreement, to consult with such other party and to arrange access to the personnel and resources of the appointing party to the extent necessary or appropriate for purposes of this Agreement, and generally to communicate on behalf of the appointing party with respect to this Agreement and the subject matter hereof. The identity of each party’s initial Project Manager will be set forth on the relevant Statement of Work.

2.2  Personnel. The personnel assigned by MeetKai to perform the Services will be qualified to perform the assigned duties and available to perform the tasks assigned them in a timely and responsive manner. Customer may request any MeetKai personnel be replaced for good cause. Meetkai will consider such requests in good faith.

3.	Payments.

3.1  Fees.  Customer shall pay to MeetKai the fees set forth in an SOW in accordance with the terms and conditions set forth therein.

3.2  Payment Terms.  MeetKai will invoice Customer upon any amounts becoming due and payable pursuant to the applicable Statement of Work and Customer will pay all undisputed invoices within thirty (30) days of receipt. Notices for a failure to pay undisputed amounts may be provided via email. Late fees will be subject to a finance charge of one and one-half percent (1.5%) per month (or the maximum rate permitted by applicable law, whichever is less). In addition, Customer will reimburse MeetKai for all costs of collection (including reasonable attorneys’ fees). If Customer disputes an invoice in good faith, it may withhold the disputed portion but shall pay the undisputed portion. No interest shall be incurred on any unpaid or adjusted invoice unless it is determined that MeetKai is due all or a portion of the disputed amount.

4.	Term; Termination.

4.1  Term. This Agreement shall commence on the Effective Date and continue in effect until terminated in accordance with Section 4.2 or Section 10.2.

4.2  Termination. This Agreement cannot be terminated for convenience except as set out below in this Section 4.2. Statements of Work cannot be terminated for convenience. Either party may terminate this Agreement of any SOW if the other party (i) materially breaches this Agreement or the SOW and fails to cure such breach within thirty (30) days from receipt of written notice thereof (provided that the notice provides sufficient details regarding the breach and expressly states the intent to terminate if not cured), (ii) makes a general assignment for the benefit of its creditors, (iii) commences under the laws of any jurisdiction any proceeding for relief under the United States Bankruptcy Code or successor legislation, or corresponding legislation in applicable foreign or state jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or other similar proceedings for the release of financially distressed debtors, (iv) has an application for a bankruptcy order entered against such party and such application is not withdrawn within 45 days, or (v) applies for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets. If there are no SOWs in effect, either party may terminate this Agreement with fourteen (14) days prior written notice. In addition, if Customer fails to pay amounts owed hereunder after two (2) written late notices, provided not less than 10 business days apart, MeetKai may suspend the Services (without limiting its termination rights). MeetKai shall use commercially reasonable efforts to lift the suspension as soon as possible after the late payment being made.

4.3  Effect of Termination. Upon termination of any Statement of Work, MeetKai will immediately deliver to Customer the Front End Stack (as defined below) (including any works-in-process) developed under such Statement of Work. Within sixty (60) days of termination of any Statement of Work, MeetKai will submit to Customer an itemized invoice for Services for which amounts are properly payable by Customer in accordance with this Agreement and the applicable Statement of Work. If Customer has pre-paid amounts in excess of those owed, MeetKai will refund such excess amount. If Customer owes an amount for properly delivered Services, upon payment of such amount so invoiced, Customer will thereafter have no further liability or obligation to MeetKai whatsoever for any further fees or expenses arising under such Statement of Work.

4.4  Survival. Notwithstanding any expiration or termination of any Statement of Work or this Agreement, the provisions of Sections 5 through 10, inclusive, will survive.

5.	Proprietary Rights.

5.1  Acceptance. MeetKai’s Project Manager will provide Customer’s Project Manager with written notice via electronic mail alerting Customer of each Deliverable that is ready for acceptance testing. Customer’s Project Manager will have twenty (20) days from the date of MeetKai’s Project Manager’s delivery of such written notice (“Acceptance Period”) to review the Services and the Deliverables for acceptability as to form and content and compliance with any specifications set forth in the applicable Statement of Work. Customer will conduct acceptance testing to determine whether the Deliverables meet the requirements and/or perform the functions required under the applicable Statement of Work. MeetKai will provide any procedures, materials and technical assistance reasonably necessary and take all actions required to enable Customer to review and test the Deliverables. MeetKai will, without additional compensation, work diligently to correct any defects and/or deficiencies in the Deliverables that may be discovered during acceptance testing and to resubmit the Deliverable within a reasonable time for continued acceptance testing. Failure to notify MeetKai of a proper acceptance or rejection in writing (email is sufficient) within the Acceptance Period constitutes acceptance. The process above will be repeated until acceptance is achieve.

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5.2  Definitions:

“Customer Property” means, collectively, any and all Technology provided or made available to MeetKai by Customer and Intellectual Property Rights in or related to such Technology.

“Intellectual Property Rights” means all rights in, to and under patents, trade secret rights, copyrights, trademarks, service marks, trade dress, and similar rights of any type under the laws of any governmental authority in all countries and territories worldwide and under any international conventions, including without limitation, all applications and registrations relating to the foregoing.

“Technology” means any and all technology and/or intellectual property, including without limitation ideas, inventions, discoveries, developments, designs, methods, modifications, improvements, processes, know-how, show-how, techniques, algorithms, specifications, data, databases, computer software and code, documentation, annotations, comments, data, data structures, databases, data collections, instructions, mask works, formulae, supplier and customer lists, trade secrets, plans, drawings, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship.

“Third Party Property” means any and all Technology that is owned by a third party.

5.3  Rights in Customer Property. Customer Property will be owned exclusively by Customer, except for the limited rights to the Customer Property granted to MeetKai in the following sentence. Customer hereby grants to MeetKai a limited, nonexclusive, non-assignable (except with an assignment of this Agreement as authorized herein), non-transferrable (except with an assignment of this Agreement as authorized herein) right and license to copy, create derivative works of, modify and otherwise use any Customer Property provided to MeetKai hereunder, solely for the purpose of performing the Services. Such limited right and license will extend to no other materials or for any other purpose and will terminate automatically upon expiration or termination of the relevant Statement(s) of Work or this Agreement for any reason.

5.4  Rights in Front End Stack. Except as set forth below, Customer will own all Intellectual Property Rights in the Front End Stack (as defined in the SOW attached hereto). The Front End Stack constitutes “works made for hire” for Customer, as that phrase is defined in the Copyright Act of 1976, and Customer will be considered the author and will be the owner of the Front End Stack, including all associated Intellectual Property Rights. MeetKai hereby assigns and transfers to Customer all rights, title and interest in and to the Front End Stack and all such Intellectual Property Rights in all countries and territories worldwide and under any international conventions, free and clear of any and all liens, pledges, encumbrances or claims. MeetKai agrees to execute any documents of assignment or registration and take any and all further actions requested by Customer relating to the Front End Stack, and all such Intellectual Property Rights. MeetKai further agrees to cooperate fully with Customer, both during and after the engagement, with respect to the procurement, maintenance and enforcement of such Intellectual Property Rights. Except for the assignment expressly stated above in this Section 5.4, MeetKai does not assign or transfer any Intellectual Property Rights in connection with this Agreement. Notwithstanding the foregoing, any modifications or improvements to any MeetKai pre-existing or separately developed Technology will be owned by MeetKai and, if applicable, will be licensed to Customer as set out in Section 5.5 below.

5.5  MeetKai Technology and Third Party Property. MeetKai will expressly identify in the SOW any Third Party Property that will be incorporated into the Front End Stack or will otherwise obtain Customer’s prior written approval prior to the incorporation thereof. If MeetKai incorporates its own Technology or any Third Party Property into the Front End Stack, MeetKai hereby grants Customer a perpetual, irrevocable, paid up, royalty-free, non-exclusive, worldwide license to copy, distribute, display, perform, create derivative works of and otherwise use such Technology and Third Party Property solely as incorporated into the Front End Stack (such MeetKai Technology and Third Party Property will remain owned, respectively by MeetKai or the third party). Subject to compliance with the first sentence of this Section 5.5, to the extent any Third Party Property incorporated in the Front End Stack is subject to any third party terms and conditions, then Customer’s use of such Third Party Property will be pursuant to such terms and conditions. But for clarity, this is not a license to Meetkai’s Platform (as defined in the MSA) or any artificial intelligence models developed MeetKai that are not incorporated in the Front End Stack. Customer’s authorization to use the Platform, including in connection with the Front End Stack, will be in accordance with the authorization set forth in the MSA.

6.	Warranties; Disclaimer.

6.1  Mutual Warranties. Each party represents and warrants that (i) it is a corporate entity in good standing in its jurisdiction of incorporation or formation, (ii) it has obtained all necessary approvals, consents and authorizations to enter into, and to perform its obligations under, this Agreement and each SOW, (iii) it has all right, power, and authority to execute this Agreement and perform its obligations hereunder, (iv) it is not under any current obligation or restriction, nor will it knowingly assume any such obligation or restriction, that does or could interfere with the performance of its obligations under this Agreement or an SOW, and (v) the execution, delivery, and performance of this Agreement or any SOW does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party, or any other agreement to which it is a party, and its obligations under this Agreement, including each SOW, are valid and binding obligations of that party.

6.2  MeetKai Warranties. MeetKai understands that Customer respects proprietary rights and does not desire to acquire from MeetKai any Technology, Intellectual Property Rights or confidential information of third parties. MeetKai represents, warrants and covenants to Customer that (i) neither MeetKai nor any of MeetKai’s employees or agents is under any pre-existing obligation inconsistent with the terms of this Agreement; (ii) the Services to be performed under this Agreement and the results thereof (including without limitation the Deliverables) will be the original work of MeetKai, or MeetKai will otherwise have sufficient rights thereto, free and clear of any claims or encumbrances of any kind that would restrict use of the Front End Stack as contemplated hereunder; (iii) any software provided hereunder include no computer instructions the purpose of which is to disrupt or damage or interfere with the use of computer and telecommunications facilities or to perform functions which are not an appropriate part of the functionality of the Front End Stack and the purpose of which is to disrupt processing; (iv) MeetKai’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations MeetKai has to any third party or any other rights of any third party; and (v) all personnel performing Services for MeetKai under this Agreement have and will have executed appropriate agreements with MeetKai so that MeetKai may fulfill MeetKai’s obligations under this Agreement

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6.3  Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 6.1 AND 6.2 ABOVE, MEETKAI MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY OTHER MATTER WHATSOEVER, AND MEETKAI HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NEED, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

7.	Limitation of Liability.

EXCEPT FOR (I) MEETKAI’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 9.1(vi) ONLY, (II) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT (INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO A VIOLATION OF APPLICABLE LAWS), (III) EITHER PARTY’S BREACH OF SECTION 8 (CONFIDENTIALITY) OR (IV) MEETKAI’S WILLFUL INFRINGEMENT UPON, OR MISAPPROPRIATION OF, CUSTOMER’S INTELLECTUAL PROPERTY RIGHTS, NEITHER PARTY WILL BE LIABLE IN CONNECTION WITH THIS AGREEMENT FOR ANY (I) SPECIAL, INDIRECT, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF FORESEEEABLE, OR (II) AMOUNTS FOR DIRECT DAMAGES, IN THE AGGREGATE, IN EXCESS OF THE FEES PAID BY CUSTOMER TO MEETKAI DURING THE IMMEDIATELY PRECEDING TWELVE (12) MONTH PERIOD. IN ADDITION, MEETKAI WILL NOT BE LIABLE FOR ANY COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES (“STANDARD CAP”).

8.	Confidentiality.

Section 8 of the MSA will apply to all business and technical information disclosed hereunder; provided, that, all Customer Property and the Front End Stack will be Customer’s Confidential Information; provided, further, that, any individual open source component incorporated therein is not Customer’s Confidential Information.

9.	Indemnity.

9.1  MeetKai Indemnity. MeetKai will indemnify and hold Customer, its affiliates, subsidiaries, successors, and assigns, and their respective officers, directors, employees, stockholders and agents harmless from and against all third party claims (and all resulting, out-of-pocket: liabilities, damages, costs, losses, and expenses, including reasonable legal and other professional fees) (“Claims and Resulting Losses”) incurred resulting from: (i) any breach by MeetKai, including its employees, agents and subcontractors of its obligations under this Agreement or any SOW; (ii) other claims by third parties, including claims for death, personal injury, or damage to physical property, to the extent caused directly or indirectly by the Platform; (iii) MeetKai having made inaccurate or unauthorized warranties, representations or statements, or otherwise acting beyond the scope of its authority as set out in this Agreement or any SOW; (iv) MeetKai’s negligence or willful misconduct; (v) MeetKai’s violation of any laws or regulations; and (vi) a claim that the Front End Stack (including any of MeetKai’s Technology or any Third Party Property incorporated therein) infringes upon a third party’s copyrights or misappropriates a third party’s trade secrets. This Section 9.1 sets out MeetKai’s sole liability, and Customer’s exclusive remedy, with respect to any claims that are subject to Section 9.1(vi).

9.2  Procedures. Customer must: (a) promptly notify MeetKai of all claims and threats thereof; (b) give the MeetKai sole control of all defense and settlement activities; and (c) provide MeetKai with all reasonably requested assistance with respect thereto, provided, however, that MeetKai will not agree to any settlement or consent judgment unless it contains a complete release of liability for Customer without admitting any fault on Customer’s behalf.

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10.	General.

10.1   Assignment. This Agreement will bind and inure to the benefit of each party’s permitted successors and assignees. Neither party may assign this Agreement except upon the advance written consent of the other party, except that either party may assign this Agreement to (i) a successor to all or substantially all of a party’s business or assets, or (ii) its parent company or any direct or indirect subsidiary of such party’s parent company, provided that, the acquirer is bound by all the terms and conditions of this Agreement (including SOWs) and has the financial and engineering resources and capabilities to continue to fully perform this Agreement (including SOWs) for the remainder of the term. Any attempt to transfer or assign this Agreement except as expressly authorized under this Section 10.1 will be null and void. MeetKai covenants and agrees that it will not, through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement (including SOWs).

10.2   Force Majeure. Neither party shall be liable to the other for any delay or failure to perform any obligation under this Agreement if the delay or failure is due to events which are beyond the reasonable control of such party, such as a strike, blockade, war, act of terrorism, pandemic, riot, natural disaster, failure or diminishment of telecommunications, or refusal of a license by a government agency. If a force majeure event prevents a party’s performance hereunder for more than sixty (60) days, the other party may terminate the affected SOW on written notice.

10.3   Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware and the United States without regard to conflicts of laws provisions thereof, and without regard to the United Nations Convention on the International Sale of Goods. Except for claims for injunctive or equitable relief or claims regarding intellectual property rights (which may be brought in any competent court), any dispute arising under this Agreement shall be finally settled in accordance with the Rules of the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with such Rules. To the extent the JAMS streamlined rules are available – they shall apply. The arbitration shall take place in Los Angeles, California, in the English language and the arbitral decision may be enforced in any court. To the extent a claim cannot legally be arbitrated (as determined by an arbitrator), the jurisdiction and venue for actions related to the subject matter hereof shall be the state and United States federal courts located in Los Angeles, California and both parties hereby submit to the personal jurisdiction of such courts.

10.4   Notice. Except as otherwise set forth in this Agreement, any notice or communication required or permitted under this Agreement shall be in writing to the parties at the addresses set forth below, or at such other address as may be given by either party to the other and shall be deemed to have been received by the addressee: (i) if given by hand, immediately upon receipt; (ii) if given by overnight courier service, the first business day following dispatch; (iii) if given by registered or certified mail, postage prepaid and return receipt requested, the fourth business day after such notice is deposited in the mail; and (iv) if sent by email, when transmitted if transmitted to the email address specified by the recipient and acknowledge as received by such recipient. In addition, any legal notices to (i) MeetKai (such as for breach of this Agreement) must be delivered to the following email address: ______________ (“Legal” – must be included in the subject heading) and (ii) Customer (such as for breach of this Agreement) must be delivered to the following email address: ______________, but, notwithstanding earlier receipt via email, legal notices will be deemed received when the physical notice is received as set forth in preceding sentence. Contact addresses may be updated in notice.

10.5   Publicity. Neither party shall use the name of the other party in any news release, public announcement, advertisement, or other form of publicity without securing the prior written consent of the other. Notwithstanding the foregoing, Customer may, in its sole and absolute discretion, make any public disclosure as reasonably determined by Customer’s General Counsel in order for Customer (or its affiliates) to comply with reporting obligations under United States securities laws.

10.6   Relationship. The parties are independent contractors, and nothing in the Agreement will be construed as to be inconsistent with that relationship. Under no circumstances will any of a party’s personnel be considered employees or agents of the other party. Nothing in this Agreement grants either party the right or authority to make commitments of any kind for the other, implied or otherwise, without the other party's prior written agreement. Neither this Agreement nor any SOW constitutes or creates, in any manner, a joint venture, agency, partnership, or formal business organization of any kind.

10.7   Entire Agreement. This Agreement, together with any SOWs entered into pursuant hereto, is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. This Agreement (and any SOW) may only be amended or waived in a writing executed by both parties. If any provision of this Agreement shall be adjudged by an any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited to the minimum extent necessary so that this Agreement shall otherwise remain in effect. This Agreement may be executed electronically and in counterparts (such as via DocuSign).

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In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date:

RiskOn International, Inc.	MeetKai, Inc.

By:	By:

Name:	Name:

Title:	Title:

Address:	Address:

Email:	Email:

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